                                                                                                                        EXHIBIT 12.1

                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands)                                            Predecessor
                                      ----------------------------------------
                                           Fiscal Year Ended      Period ended Period ended Fiscal Year Ended Twenty-Six Weeks Ended
                                      --------------------------- ------------ ------------ ----------------- ----------------------
                                      September 30, September 29, January 13,  September 28,  September 27,   March 29,   March 27,
                                          2000          2001         2002          2002           2003          2003        2004
                                      ------------- ------------- ------------ ------------ ----------------- ---------- -----------

Earnings:
Income (loss) before income taxes         23,800      (116,200)     (1,600)       2,609          28,258        12,076      15,476
Preferred stock dividend requirement           -             -           -       (6,852)        (11,218)       (5,437)     (6,076)
Fixed charges                             11,510        11,963       4,359       18,111          27,912        13,685      14,194
                                      ------------- ------------- ------------ ------------ ----------------- ---------- -----------
Total adjusted earnings                   35,310      (104,237)      2,759       13,868          44,953        20,324      23,594

Fixed charges:
Interest expense                           8,100         8,200       2,300        7,000          10,377         4,580       4,989
Interest portion of net rental expense     3,410         3,763       2,059        4,259           6,318         3,668       3,129
Preferred stock dividend requirement           -             -           -        6,852          11,218         5,437       6,076
                                      ------------- ------------- ------------ ------------ ----------------- ---------- -----------
Total fixed charges                       11,510        11,963       4,359       18,111          27,912        13,685      14,194

Ratio of earnings to fixed charges           3.1             -           -            -             1.6           1.5         1.7

Deficiency of earnings to cover
   fixed charges                                       116,200       1,600        4,243